Exhibit 99.3

Non-GAAP Financial Measures

Adjusted Net Income is a Non-GAAP financial measure (GAAP refers to generally accepted accounting principles) which excludes certain non-cash mark-to-market derivative financial instruments. Adjusted income from continuing operations further excludes a loss on disposal of discontinued operations and income and losses from discontinued operations. Energen believes that excluding the impact of these items is more useful to analysts and investors in comparing the results of operations and operational trends between reporting periods and relative to other oil and gas producing companies.

	Quarter Ended 6/30/2014
Energen Net Income ($ in millions except per share data)	Net Income	Per Diluted Share
Net Income (GAAP)	(8.0)	(0.11)
Non-cash mark-to-market losses (net of $21.5 tax)	38.1	0.52

Adjusted Net Income from All Operations (Non-GAAP)	30.2	0.41

Loss from discontinued operations (net of $3.0 tax)	4.8	0.07

Adjusted Income from Continuing Operations (Non-GAAP)	35.0	0.48

	Quarter Ended 6/30/2013
Energen Net Income ($ in millions except per share data)	Net Income	Per Diluted Share
Net Income (GAAP)	83.1	1.15
Non-cash mark-to-market gains (net of $20.7 tax)	(35.5)	(0.49)

Adjusted Net Income from All Operations (Non-GAAP)	47.6	0.66

Income from discontinued operations (net of $0.3 tax)	(0.6)	(0.01)

Adjusted Income from Continuing Operations (Non-GAAP)	46.9	0.65

	Year-to-Date Ended 6/30/2014
Energen Net Income ($ in millions except per share data)	Net Income	Per Diluted Share
Net Income (GAAP)	45.4	0.62
Non-cash mark-to-market losses (net of $33.6 tax)	59.7	0.82

Adjusted Net Income from All Operations (Non-GAAP)	105.0	1.44

Loss on disposal of discontinued operations (net of $0.6 tax)	1.1	0.01
Income from discontinued operations (net of $20.6 tax)	(33.9)	(0.47)

Adjusted Income from Continuing Operations (Non-GAAP)	72.2	0.99

	Year-to-Date Ended 6/30/2013
Energen Net Income ($ in millions except per share data)	Net Income	Per Diluted Share
Net Income (GAAP)	139.8	1.93
Non-cash mark-to-market gains (net of $5.6 tax)	(9.5)	(0.13)

Adjusted Net Income from All Operations (Non-GAAP)	130.2	1.80

Income from discontinued operations (net of $29.9 tax)	(48.9)	(0.68)

Adjusted Income from Continuing Operations (Non-GAAP)	81.3	1.12

Note: Amounts may not sum due to rounding

Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses (EBITDAX) is a Non-GAAP financial measure (GAAP refers to generally accepted accounting principles). Adjusted EBITDAX from continuing operations further excludes a loss on disposal of discontinued operations, certain non-cash mark-to-market derivative financial instruments and a loss from discontinued operations. Energen believes these measures allow analysts and investors to understand the financial performance of the company from core business operations, without including the effects of capital structure, tax rates and depreciation. Further, this measure is useful in comparing the company and other oil and gas producing companies.

Reconciliation To GAAP Information	Year-to-Date Ended 6/30		Quarter Ended 6/30
($ in millions)	2013	2014	2013	2014
Energen Net Income (GAAP)	139.8	45.4	83.1	(8.0)
Interest expense	20.1	15.9	10.2	8.0
Income tax expense	50.3	7.2	46.2	(1.0)
Depreciation, depletion and amortization	207.3	260.5	112.4	136.2
Accretion expense	3.4	3.7	1.7	1.9
Exploration expense	5.0	15.4	3.5	2.6
Adjustment for loss on disposal of discontinued operations, net of tax	—	1.1	—	—
Adjustment for mark-to-market (gains) losses	(15.1)	93.3	(56.1)	59.6
Adjustment for (income) loss from discontinued operations, net of tax	(48.9)	(33.9)	(0.6)	4.8

Energen Adjusted EBITDAX from Continuing Operations (Non-GAAP)	361.8	408.5	200.3	204.1

Note: Amounts may not sum due to rounding

Non-GAAP Financial Measures

After-tax Cash Flows is a Non-GAAP financial measure (GAAP refers to generally accepted accounting principles). Energen believes after-tax cash flows are relevant because they are a measure of cash available to fund the Company’s capital expenditures, dividends, debt reduction, and other investments. Adjusted after-tax cash flows excluding Alagasco provides a measure of cash flows available to fund the Company’s exploration and production activities.

Reconciliation To GAAP Information	Years Ended 12/31
($ in millions)	2012 Actual	2013 Actual	2014 Estimate (e)
Energen Resources	205	148	146	168
Alabama Gas Corporation (GAAP)*	49	57	—	—

Consolidated Net Income (GAAP)*	254	205	146	168

Depreciation, depletion and amortization	441	558	545	545
Deferred income taxes	124	84	93	93
Exploratory expense	17	16	—	—
Other	(34)	48	49	49

After-tax Cash Flows (Non-GAAP)	802	911	833	855
Changes in assets and liabilities and other adjustments	(66)	16	(25)	(25)

Net Cash Provided by Operating Activities (GAAP)	736	927	808	830

Reconciliation To GAAP Information	Years Ended 12/31
($ in millions)	2012 Actual	2013 Actual	2014 Estimate (e)
Net Cash Provided by Operating Activities (GAAP)	736	927	808	830
Changes in assets and liabilities and other adjustments	66	(16)	25	25

After-tax Cash Flow (Non-GAAP)	802	911	833	855
Less: AGC cash flows from operations and other*	(103)	(116)	—	—

Adj. After-tax Cash Flows Excluding Alagasco (Non-GAAP)	699	795	833	855

*

On April 7, 2014, Energen Corporation announced its agreement to sell Alabama Gas Corporation to The Laclede Group, Inc. The transaction is expected to close by year-end. Accordingly, earnings from Alabama Gas Corporation are excluded from the Company’s 2014 estimate.

(e) This estimate is a “forward-looking statement” as defined by the Securities and Exchange Commission. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company’s periodic reports filed with the Securities and Exchange Commission.